                                                                   EXHIBIT 10.12


                             GAS PURCHASE CONTRACT


       THIS CONTRACT, entered into effective as of this 13th day of September, 1995, between EASTERN AMERICAN ENERGY CORPORATION, a West Virginia Corporation, EASTERN MARKETING CORPORATION, a West Virginia corporation, herein collectively called "Seller," and MOUNTAINEER GAS COMPANY, a West Virginia corporation, herein called "Buyer."

                                  WITNESSETH:

        WHEREAS, Seller desires to sell natural gas on a firm basis to Buyer under the terms and conditions of this Contract; and

        WHEREAS, Buyer desires to purchase natural gas from Seller under the terms and conditions of this Contract; and

        WHEREAS, Buyer has entered or will enter into a firm transportation agreement with one or more interstate pipeline companies for the transportation of gas from the Delivery Point(s) to Buyer's facilities;

        NOW THEREFORE, in consideration of the mutual promises and agreements made herein, Buyer and Seller agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

        For the purposes of this Contract, the following terms shall have the prescribed meaning unless otherwise expressly provided:
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        1.1.    "Day" shall mean a period of twenty-four consecutive hours, beginning at 8:00 a.m. E.S.T., at the Delivery Point.

        1.2. "Month" shall mean the period beginning at 8:00 a.m. E.S.T., at the Delivery Point, on the first Day of the calendar Month and shall end at the aforesaid time on the first Day of the next succeeding calendar Month.

        1.3.    "Daily Contract Demand Volume" shall mean 28,000 MMBtu per Day.

        1.4.    "Transporter" shall mean Columbia Gas Transmission Corporation.

        1.5. "Delivery Point(s)"shall mean the point(s) of interconnection with Transporter as specified in Appendix A, whether designated as Primary Delivery Point(s) or Secondary Delivery Point(s), where Primary Delivery Point(s) shall mean the preferred point(s) of delivery agreed to by Buyer and Seller and Secondary Delivery Point(s) shall mean alternate point(s) of delivery which must be agreed to by Buyer and Seller prior to use.

        1.6.    "MMBtu" shall mean one million (1,000,000) British Thermal
Units.

        1.7. "Contract Year" shall mean a period of twelve (12) consecutive Months with the first Contract Year beginning November 1, 1995 and ending October 31, 1996.

        1.8. "Btu" or "British Thermal Unit" shall mean the amount of heat required to raise the temperature of one pound avoirdupois of pure water from
58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of
14.73 psia.

        1.9. "Gas" or "gas" shall mean natural gas or any mixture of hydrocarbons or of hydrocarbons and noncombustible gases in a gaseous state, consisting predominately of methane.

        1.10. Monthly Peak Index Charge. During the months of November through March shall mean the price reported in Inside F.E.R.C. Gas Market Report published for the first of each month





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delivered into Columbia Gas Transmission Corporation under the table entitled,
"Prices of Spot Gas Delivered to Pipelines" for the area identified as Appalachia under the column "Index," plus $.10 per MMBTU. For the months of April through October it shall mean 102% of the monthly posting in Inside F.E.R.C. as referenced above. For any Month on which gas is delivered and the Monthly Peak Index Charge is effective and Inside F.E.R.C. first of the month price is not published, the price applicable shall be the average of the prices as published on the last previous publication date. If at any time Inside F.E.R.C. is no longer published, or if the specific posting referenced in Inside F.E.R.C. is no longer published, then the parties will select a new publication and/or referenced price that reflects the spot market value of gas delivered pursuant to this Contract. The first of the month Gas Daily Price last used hereunder shall be used pending the parties' selection of a substitute posting or publication. If the parties are unable after good faith negotiations to agree on a substitute publication or posting within thirty (30) Days, then either party may initiate arbitration pursuant to Article IX. The amount paid hereunder shall be adjusted retroactively to reflect such substitute selection, and refunds or surcharges, together with interest calculated in accordance with Article VIII, shall be paid by the party determined to owe the refund or surcharge.

        1.11. Daily Peak Index Charge. During the months of November through March shall mean the average of the high and low posting under the heading "Appalachia" for Columbia as reported in Gas Daily, "Daily Price Survey" on any day during any month, plus $.10 per MMBTU. For the months of April through October it shall mean 102% of the daily average of the high and low posting in Gas Daily as referenced above. For any Day on which gas is delivered and the Daily Peak Index Charge is effective and Gas Daily is not published, the price applicable shall be the average of the prices as published on the last previous publication date. If at any time Gas Daily is no longer





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published, or if the specific posting referenced in Gas Daily is no longer published, then the parties will select a new publication and/or referenced price that reflects the spot market value of gas delivered pursuant to this Contract. The Gas Daily Price last used hereunder shall be used pending the parties' selection of a substitute posting or publication. If the parties are unable after good faith negotiations to agree on a substitute publication or posting within thirty (30) Days, then either party may initiate arbitration pursuant to Article IX. The amount paid hereunder shall be adjusted retroactively to reflect such substitute selection, and refunds or surcharges, together with interest calculated in accordance with Article VIII, shall be paid by the party determined to owe the refund or surcharge.

        1.12.   "Annual Contract Volume" shall mean 10,250,000 MMBtu per year.

        1.13. "Fixed Price Charge" shall mean $2.20 per MMBtu in the first Contract Year, $2.10 per MMBtu in the second Contract Year and $2.00 per MMBtu for the third Contract Year.

                                   ARTICLE II

                          SALE AND PURCHASE OBLIGATION

        2.1. Unless performance is excused due to the occurrence of events of Force Majeure as described in Article XI hereof, Seller shall make available for delivery to Buyer on each Day at the Delivery Point(s), the volume nominated by Buyer pursuant to Section 2.2 hereof up to twice the Daily Contract Demand Volume.

        2.2. Gas shall be purchased and sold hereunder in accordance with the following nomination procedure. At least two Days prior to the date firm transportation nominations are due under Transporter's FERC Gas Tariff for deliveries commencing on the first Day of a Month, Buyer shall provide Seller with a daily nomination, expressed in MMBtu per Day, which shall not exceed





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twice the Daily Contract Demand Volume.  If Buyer falls to notify Seller of the nominated volume on or before the above stated date in this Section, Buyer's nomination shall be deemed to be zero (0) MMBtu. Buyer shall have the right to adjust its nomination any number of times during any Month: provided, however, that such nomination adjustments shall be subject to any applicable price adjustment(s) required by Article VII herein. Buyer shall give Seller notice of any such changes in nomination at least one Day prior to Transporter's applicable nomination deadline. Buyer shall not be required to purchase any minimum quantity of gas in any given Month, provided Buyer gives Seller notice of Buyer's nomination as required by this Section.

        2.3. Non-Performance by Seller. Except for non-performance excused by events of Force Majeure or Buyer's failure to take the nominated quantities of gas which Seller made available for delivery, if on any Day Buyer did not receive its nominated quantity due to Seller's failure to perform in accordance with this Article II, Buyer and Seller agree that Buyer shall sustain damages in an amount that will be difficult or impossible to ascertain; therefore, Seller shall pay Buyer liquidated damages as identified below. Seller shall pay to Buyer as liquidated damages the replacement costs in an amount equal to the positive difference, if any, between (i) the weighted average price per MMBtu of replacement gas quantities obtained by Buyer as a direct result of Seller's non-performance less (ii) the effective Fixed Price Charge per MMBtu that would have been applicable to such gas hereunder, multiplied by the Deficient Volumes, plus any incremental increase in transportation costs; provided however, in the event Buyer is unable to replace the Deficient Volumes despite the use of due diligence, Seller shall pay to Buyer as liquidated damages, an amount equal to the product of the Deficient Volumes multiplied by the maximum penalty amount set forth in Section 19 of the tariff of Transporter (or a successor tariff provision) applicable to takes





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in excess of a customer's Effective Daily Quantity or Total Firm Entitlements,
whichever penalty is higher. Additionally, in accordance with Section 7.2 hereof, Buyer shall be entitled to a reduction in the Gas Demand Charge for the Deficient Volumes.

        2.4. Non-Performance by Buyer. Except for non-performance excused by events of Force Majeure or Seller's failure to make appropriate quantities of gas available, if on any Day Buyer fails to take any portion of the nominated quantity, Buyer and Seller agree that Seller shall sustain damages in an amount that will be difficult or impossible to ascertain; therefore, Buyer shall pay Seller liquidated damages, if any, pursuant to the formula stated below. If the Gas Daily Price on the Days when the failure to purchase occurred is lower than the then effective the Fixed Price Charge under this Contract, Buyer shall pay Seller the difference between the prices multiplied by the Deficient Volumes.

                                  ARTICLE III

                                SUPPLY WARRANTY

        3.1. Seller represents that throughout the term of this Contract (subject only to Article XI), that it will have and warrants that it will maintain a quantity of Gas uncommitted to other purchasers and capable of being delivered to Transporter for the account of Buyer at the Delivery Point(s) that would satisfy Seller's obligations under Article II. In the event Seller is unable to satisfy fully all of its obligations to Buyer and to other parties to whom Seller is contractually obligated on a firm basis to sell gas at the Delivery Points, Seller will deliver its supplies of gas available at the Delivery Points among all firm customers, including Buyer in a prorated manner, based upon each customer's proportionate share of nominated firm volumes and subject to the conditions of Transporter's tariff, prior to making interruptible or non-firm sales of gas to any other buyer that Seller could deliver to





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the Transporter for the account of Buyer.  Additionally, if Seller has interruptible or non-firm gas available for delivery at other points on the pipeline system of Transporter or on the pipeline system of Tennessee Gas Pipeline Company, Seller will make such gas available for delivery to Buyer and Seller's other firm customers. Upon request by Buyer, Seller shall provide a written explanation to Buyer of the reasons why non-delivery occurred and a statement detailing the location of all curtailments and Seller's efforts to avoid non-delivery to Buyer.

        3.2. The parties recognize and agree that Buyer is specifically and materially relying upon the representations and warranties of Seller provided for herein in making its gas supply and transportation decisions during the term of this Agreement. Included in such decision may be the release of firm pipeline capacity which would otherwise be necessary to meet the needs of Buyer's customers. Therefore the parties agree, that to the extent Buyer is able to receive benefits from capacity release, they shall be shared as follows: Seller will receive the first 50% of the 100% load factor equivalent rate, and thereafter the parties will share the benefits equally. The maximum amount of capacity release eligible under this provision shall be the Daily Contract Demand Volume, as set out in Section 1.3.

        3.3. Seller's annual supply obligation in Contract Year two and three shall, at its option, be no greater than the volumes taken by Buyer in the preceding year. Further, should amounts be taken by Buyer in excess of the Annual Contract Volume set out in Section 1.12, the parties agree to negotiate in good faith a price for such purchases.





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                                   ARTICLE IV

                                DELIVERY POINTS

        4.1. Seller shall deliver gas to Buyer, for the account of Buyer, at the Primary Delivery Point(s) specified in Appendix A hereto. If needed, Seller shall enter into firm transportation agreements which allow for the delivery of gas to Buyer at the Primary Delivery Point(s). Seller may, from time to time, with Buyer's prior consent, deliver gas to Buyer at a Secondary Delivery Point(s) specified in Appendix A. In such case(s), Buyer agrees to make its best efforts to accept delivery of the gas at the Secondary Delivery Point(s) requested by Seller, but Buyer is under no obligation to do so. In the event Buyer incurs additional or reduced transportation costs as a result of Seller's delivery of gas at the Delivery Point(s) designated as the Secondary Delivery Point(s), then the amount due Seller hereunder shall be reduced by the amount of said additional costs or increased by the amount of said reduced costs. The Secondary Delivery Point(s) so specified may be amended from time to time by mutual agreement of the parties.

        4.2. In the event that deliveries are curtailed in whole or part by Buyer's Transporter, then Secondary Delivery Point(s) or other additional Delivery Point(s) may be (but need not be) substituted upon mutual agreement of both parties to allow deliveries hereunder.

                                   ARTICLE V

                       QUALITY, PRESSURE AND MEASUREMENT

        5.1. All gas shall be of pipeline quality and shall meet the quality specifications of Transporter.

        5.2. The unit volume of measurement hereunder shall be one (1) cubic foot of gas at standard temperature and pressure conditions specified by Transporter. Heating values shall be





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expressed in Btu per cubic foot and may be determined by calorimeter, calculation from compositional analysis or other acceptable procedures used by Transporter.

        5.3. All tests and measurements of the gas to be delivered hereunder will be done by the Transporter and the standards of measurements and tests shall be those as specified in Transporter's tariff.

                                   ARTICLE VI

                                TERM OF CONTRACT

        6.1. This Contract shall become effective upon execution and shall continue in force and effect for a term of three (3) years commencing November 1, 1995.

                                  ARTICLE VII

                                     PRICE

        7.1. Price Components. The price for gas service under this Contract shall consist of a "Gas Demand Charge," a "Fixed Price Charge" and "Daily Peak Index Charge" and "Monthly Peak Index Charge."

        7.2. Gas Demand Charge. The "Gas Demand Charge" shall be a monthly charge equal to the product of the Daily Contract Demand Volume, the number of Days in the applicable Month, and $.08 per MMBtu. The failure of Buyer to purchase any quantity of gas hereunder shall not reduce the Gas Demand Charge, unless such failure is due to Seller's non-performance as defined in Section 2.3, in which case Buyer will be entitled to a credit calculated by multiplying $.08 per MMBtu by the nominated volume up to the Daily Contract Demand Volume which Seller failed to deliver.





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        7.3.    Fixed Price Charge, Daily Peak Index Charge and Monthly Peak
Index Charge. With respect to each MMBTU of gas nominated by Buyer and delivered by Seller pursuant to Buyer's initial monthly nomination, up to the Daily Contract Demand Volume, the price shall be the Fixed Price Charge as set out in Section 1.13. If Buyer's initial monthly nomination is in excess of the Daily Contract Demand Volume during any month, the price for the excess over the Daily Contract Demand Volume shall be equal to the Monthly Peak Index Charge, provided however that the resultant Monthly Peak Index Charge shall not be less than the applicable Fixed Price Charge in any Contract Year until such time as Buyer has accepted deliveries of the Annual Contract Volume. Additionally, if during any month, Buyer requires gas in excess of the initial monthly nomination, the price for the excess over such initial monthly nomination shall be equal to the Daily Peak Index Charge, provided however that the resultant Daily Peak Index Charge shall not be less than the applicable Fixed Price Charge in any Contract Year until such time as Buyer has accepted deliveries of the Annual Contract Volume.

        7.4. The parties recognize that this transaction represents an affiliated transaction and pursuant to W. Va. Code Section 24-2-12, approval is needed from the Public Service Commission of West Virginia. It is the intent of the parties to file for approval soon after the execution of this agreement.
                                  ARTICLE VIII

                              BILLING AND PAYMENT

        8.1. On or before the tenth (10th) Day following the Month of deliveries of gas hereunder, Seller shall deliver to Buyer a statement for the preceding Month, properly identified as to the delivery location, showing the total volume of gas delivered and the amount due. If the actual volume delivered is not available by the contractual billing date, billing will be prepared based on





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nominations; provided however, to the extent Seller has failed to supply volumes nominated by Buyer under this Contract, Buyer shall not be billed for such underdelivered quantities and Buyer shall never be obligated to pay Seller for such undelivered quantities. The estimated volume will then be corrected to the actual volume on the following Month's billing or as soon thereafter as actual delivery meter information is available.

        8.2. Buyer shall pay Seller the stated amount by check to the address specified in writing by Seller on or before the twentieth (20th) Day of each calendar Month, or ten (10) Days from the date such statement is received, whichever is later. Should Buyer fail to pay all of the undisputed amount of any statement in any such amount as due, Seller shall be entitled to collect the amount of such statement together with interest at a rate equal to the lesser of one percent (1%) above the current prime rate of Citibank, N.A., or its successor, or the maximum lawful applicable rate of interest. Such interest shall accrue on non-paid amounts, including non-paid interest compounded daily, beginning on the payment due date and shall terminate when such statement is paid. Buyer shall have the right to withhold or deduct any disputed amounts from the payment provided for herein; provided, that Buyer shall timely pay all undisputed portions of any statement and that interest as described above shall be paid on any amounts ultimately determined to be due Seller beginning on the original payment due date.

        8.3. Seller and Buyer, or their respective representatives, shall have the right, at any and all reasonable times, to examine the books and records of the other to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under this Contract.

        8.4. Every notice, request, statement or bill provided for in this Contract shall be in writing and directed to the party to whom given, made or delivered at such party's address as set





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forth in Section 14.2 and as such address may be changed from time to time with written notice to the other party.

                                   ARTICLE IX

                                  ARBITRATION

        9.1. In case any dispute or controversy arises between the parties under this Contract, the matter will be settled by arbitration. Upon written demand of either party, Buyer shall appoint one arbitrator and Seller shall appoint one arbitrator, and the two parties shall appoint or select a third arbitrator. All of such arbitrators shall be qualified by education, knowledge and experience to resolve this dispute or controversy.

        9.2. If either party fails to appoint an arbitrator within ten (10) Days after a request for such an appointment is made by the other party in writing, or if the two parties fail, within ten (10) Days after the appointment of the second, to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three arbitrators will be appointed upon application to the American Arbitration Association who will select the arbitrator or arbitrators to complete the board of three.

        9.3. The question or questions to be decided by the arbitrators will be submitted in writing by the party requesting arbitration. The jurisdiction of the arbitrators will be limited to the question or questions so stated.

        9.4. The decision or award of any two arbitrators shall be conclusive and binding upon the parties and shall be made within thirty (30) Days after the appointment of the third arbitrator. The enforcement of the decision or award may be entered in any court having jurisdiction over the parties. Each party shall pay the expenses of the arbitrator selected by or for it and its counsel, witnesses and employees, and all its other arbitration costs. The cost of the third arbitration shall





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be equally divided between the parties.  The rules and procedures of the
American Arbitration Association shall be binding upon any arbitration proceeding.

                                   ARTICLE X

                  POSSESSION,  TITLE,  LIABILITY AND WARRANTY

        10.1. Seller shall be deemed to be in control and possession of the gas to be delivered hereunder, and shall be fully responsible for and shall indemnify Buyer, its successors and assigns against any damages or injury resulting from the operation of facilities used to deliver gas to the Delivery Points, appurtenances and properties or the possession and handling of such gas until the same is delivered to Buyer at the Delivery Points. Buyer shall be deemed to be in control and possession of the gas delivered hereunder, and shall be fully responsible for and shall indemnify Seller, its successors and assigns against any and all damages or injury resulting from the operation of facilities used to receive gas at the Delivery Points, appurtenances, and properties or the possession and handling of such gas after same is delivered to Buyer at the Delivery Points.

        10.2. Seller warrants that it shall have good title to all gas delivered to the Delivery Point for the account of Buyer, free and clear of all liens, encumbrances and claims whatsoever. Subject to Section 10.3, Seller shall indemnify Buyer and hold Buyer harmless from any and all losses, expenses and costs, including reasonable attorneys fees, arising from or out of adverse claims of any persons concerning the title to said gas or arising out of any royalties, taxes, license fees or charges relating to such gas, which arise or are incurred before the gas is delivered to Buyer.

        10.3. It is understood that the natural gas purchased and sold hereunder will be transported pursuant to the FERC approved tariffs of Transporter(s). These tariffs may provide for scheduling penalties, imbalance penalties or other similar penalties for the over or under delivery or receipt of





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natural gas.  In the event penalties are imposed on either party by
Transporter(s) the parties agree to use their best efforts to determine the validity and the cause of such penalty. Seller shall be responsible for payment of penalties charged by Buyer's or Seller's Transporter(s) as a result of Seller's action or inaction, including but not limited to those charged as a result of deliveries of less than or in excess of the quantities Seller agrees with Buyer to deliver or cause to be delivered at the Delivery Points. Buyer shall be responsible for payment of penalties charged by Buyer's or Seller's Transporter(s) as a result of Buyer's action or inaction, including but not limited to those charged as a result of receipts by Buyer of less than or in excess of the quantities Seller agrees with Buyer to deliver at the Delivery Points.

        10.4. Seller and Buyer shall notify the other party as soon as practicable after being informed by Transporter(s) that a penalty condition exists. Seller and Buyer shall work together in good faith to eliminate penalty conditions as soon as practicable.

                                   ARTICLE XI

                                 FORCE MAJEURE

        11.1. In the event either party shall experience Force Majeure and is thereby rendered unable, wholly or in part, to carry out its obligations under this Contract (other than the obligation to make payments then or thereafter due) it is agreed that such party's obligations so affected shall be excused from the inception of, and during the continuance of, any inability so caused, provided that such party claiming Force Majeure gives notice to the other party and of the full particulars of such event as soon as practicable after the occurrence thereof. As used herein the term "Force Majeure" shall mean any cause that is beyond the reasonable control of the party affected through the exercise of due diligence, including acts of God, lightning, earthquakes and storms, explosions,





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well blowouts, cratering, acts of government including, but not limited to, laws, orders, rules, judgments, judicial actions, regulations and acts of arrest or restraint; acts or threats of industrial disorder including, but not limited to, strikes, lock-outs and picketing; inability to obtain necessary certificates, authorizations or materials upon terms which are acceptable in the judgment of the party requiring same. Any party claiming Force Majeure hereunder shall, in good faith, take all measures reasonably required to relieve itself of the cause of the Force Majeure and shall promptly notify the other party when such cause or causes are removed. The term Force Majeure shall not include the inability of Seller to secure gas supplies to meet its obligation herein which is not caused by, or the result of, any of the above expressly enumerated causes or events. In addition, the term Force Majeure shall not include interruptions in transportation on any Transporter necessary to effect the receipt or delivery of gas under this Contract, unless the party asserting Force Majeure has reserved firm transportation for the transportation of such gas.

                                  ARTICLE XII

                           LAWS AND REGULATORY BODIES

        12.1. This Contract, and the rights and obligations of the parties hereunder, are subject to all applicable present and future laws, rules, regulations and orders of any regulatory or legislative body or other duly constituted authority having jurisdiction over Seller or Buyer. If any valid future law, order, rule or regulation of any such duly constituted authority having jurisdiction has the effect of altering or amending the provisions of this Contract, either party may terminate this Contract effective as of any date, including, but not limited to, the Day before the date on which such regulatory authority attempted to assert jurisdiction, by giving the other party written notice thereof.





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        12.2.   Any final and non-appealable governmental action that precludes the continuing performance by either party of its obligations under this Contract for the remainder of the term herein provided, shall terminate this Contract as of the effective date of such governmental action.

                                  ARTICLE XIII

                                   ASSIGNMENT

        13.1. All of the rights and duties herein contained shall inure to the benefit of and be binding upon the successors and assigns of the parties hereof. No assignment or transfer by either party hereunder shall be made without the prior written consent of the other party. Such consent shall not be unreasonably withheld. Nothing herein contained shall prohibit either party from pledging or mortgaging its rights hereunder as security for its indebtedness.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

        14.1. The headings of the Articles used throughout this Contract are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions of any Article, or to be deemed in any way to qualify, modify or explain the effect of any such provision or terms.

        14.2. Every notice, statement or bill provided for in this Contract shall be in writing directed to the party to whom given, made or delivered at such party's address as follows:

        Seller: Eastern Marketing Corporation
                501 56th Street - Suite 112
                Charleston, WV 25304-2393
                Attention:  F.H. McCullough, III
                Telephone:  (304) 926-3100
                Facsimile:  (304) 926-8264





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
        Buyer:  Mountaineer Gas Company
                414 Summers Street
                Charleston, WV 25301
                Attention:  Karen M. Macon
                Telephone:  (304) 347-0554
                Facsimile:  (304) 345-1569

Either party may change its address from time to time by giving written notice of such change to the other party.

        14.3. This Contract shall be construed pursuant to the laws of the State of West Virginia, disregarding, however, any applicable conflict of laws provision that would require the application of the laws of some other State.

        14.4. All waivers shall be in writing and a waiver by either party of any one or more defaults by the other hereunder shall not operate as a waiver of any future default or defaults, whether of a like or of a different character.

        14.5. This Contract shall only be amended by an instrument in writing executed by both parties hereto.





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        IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the Day and year written.

                                             SELLER:
Attest:                                      EASTERN AMERICAN ENERGY CORPORATION


                                             By
----------------------------                   --------------------------------

                                             Date
                                                 ------------------------------

                                             SELLER:
Attest:                                      EASTERN MARKETING COMPANY


                                             By
----------------------------                   --------------------------------

                                             Date
                                                 ------------------------------


Attest:                                      BUYER:
                                             MOUNTAINEER GAS COMPANY


                                             By
----------------------------                   --------------------------------

                                             Date
                                                 ------------------------------





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